Special Meetings of Shareholders

A special meeting of shareholders of the VT Growth Fund of the WM
Variable Trust was convened on
February 3, 2005, at which shareholders approved the following:

A sub-advisory agreement for the Fund among the Fund, WM
Advisors, Inc. and Salomon.

			      Affirmative	 Against	Abstained	Total

Voted shares		17,085,368	 475,320	1,198,124	18,758,812
% of Outstanding Shares	89.879%	 2.500%     6.303%	98.682%
% of Shares Voted		91.079%	 2.534%	6.387%	100.000%

A special meeting of shareholders of the VT Small Cap Growth Fund of the WM Variable Trust was convened on March 24, 2005, at which shareholders approved the following:

A sub-advisory agreement for the Fund among the Fund, WM Advisors, Inc. and Oberweis.

			       Affirmative  Against	  Abstained	  Total

Voted shares	       5,226,827	  195,891	   314,907	  5,737,625
% of Outstanding Shares	 91.097%	  3.414%       5.489%	  100.000%
% of Shares Voted		 91.097%	  3.414%	   5.489%	  100.000%

A sub-advisory agreement for the Fund among the Fund, WM Advisors, Inc. and Delaware.

			       Affirmative  Against	   Abstained   Total

Voted shares		 5,242,583	  187,788	    307,254	   5,737,625
% of Outstanding Shares	 91.372%	  3.273%        5.355%	   100.000%
% of Shares Voted		 91.372%	  3.273%	    5.355%	   100.000%